     Exhibit 10.1

LOCKHEED MARTIN CORPORATION
EXECUTIVE SEVERANCE PLAN
(As Amended and Restated Effective December 1, 2016)
Amendment No. 3
Lockheed Martin Corporation wishes to revise the Lockheed Martin Corporation Executive Severance Plan (the “Plan”) to clarify the time by which an executed Release and PECA must be received by the Company with respect to Supplement Severance Benefits, effective as of the date this amendment is executed.
1.    The first sentence of Section 5(b) of the Plan is amended and restated in its entirety to read as follows:
The following Supplemental Severance Benefits are in addition to the Basic Severance Benefit and are available only to Eligible Employees who execute (i) a valid and binding written release of the Company and its directors, officers and Employees of claims of any kind or nature in respect of the Employee's employment with the Company and any predecessor employer (and each of their affiliates) in the form supplied by the Company (“Release”); and do not revoke any such Release within any revocation period provided for in the Release, and, (ii) except where prohibited under applicable law, a Post-Employment Conduct Agreement substantially in the form attached to the Plan as Exhibit A.1 (for Officers) or A.2 (for Eligible Employees who are not Officers) and as amended to reflect specific jurisdictional or other requirements (“PECA”); provided such Release and PECA are executed no earlier than the date of the Eligible Employee’s Termination of Employment; and provided further that such executed Release and PECA are received by the Company by the later of (i) 45 days after they are provided to the Eligible Employee and (ii) the date of the Eligible Employee’s Termination of Employment.

LOCKHEED MARTIN CORPORATION

By:	/s/ Greg Karol
Greg Karol
Senior Vice President of Human Resources

Date:	July 1, 2020